File No. 70-7571

               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D. C.  20549
                            Form U-1
             _______________________________________

                 POST-EFFECTIVE AMENDMENT NO. 3
                               to
                     APPLICATION-DECLARATION
                              under
         THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                ________________________________

                 Arkansas Power & Light Company
                     425 West Capitol Avenue
                  Little Rock, Arkansas  72201

       (Name of company filing this statement and address
                 of principal executive offices)
                ________________________________

                       Entergy Corporation
     (Name of top registered holding company parent of each
                     applicant or declarant)
                 ______________________________

                       Gerald D. McInvale
                    Senior Vice President and
                     Chief Financial Officer
                 Arkansas Power & Light Company
                     425 West Capitol Avenue
                  Little Rock, Arkansas  72201

            (Name and address of agent for service)
                 ______________________________

     The Commission is also requested to send copies of any communications in connection with this matter to:

  Laurence M. Hamric, Esq.           Thomas J. Igoe, Jr., Esq.
  Denise C. Redmann, Esq.            Reid & Priest LLP
  Entergy Services, Inc.             40 West 57th Street
  639 Loyola Avenue                  New York, New York  10019
  New Orleans, Louisiana  70113

Item 1.  Description of Proposed Transactions.

          Item 1 of the Application-Declaration in File 70-7571, as previously amended, is hereby supplemented by adding the following paragraphs to the end thereof:

          "Pursuant to Commission authorization in this file (HCAR Nos. 24787 and 24917, December 20, 1988 and July 7, 1989,
respectively) (the "Orders"), Arkansas Power & Light Company ("AP&L") entered into a Fuel Lease, dated as of December 22, 1988 (the "Lease"), with River Fuel Trust #1 (the "Trust") under which AP&L leases nuclear fuel required for use at its Arkansas Nuclear One Generating Station ("ANO"). Under the terms of the Lease, the Trust makes payments to suppliers, processors and manufacturers necessary to provide nuclear fuel for ANO, or AP&L makes such payments and is reimbursed by the Trust.

          In accordance with the terms of the Orders, AP&L consented to allow the Trust to finance the acquisition of up to $250 million of nuclear fuel through (i) a maximum commitment of $65 million under a Credit Agreement, dated as of December 22, 1988, with Union Bank of Switzerland, Houston Agency (the "Credit Agreement"), and (ii) the issuance by the Trust of up to $185 million of secured notes ("Secured Notes") pursuant to Secured Note Agreements entered into with certain institutional lenders.

          Under the Credit Agreement, the Trust may issue and sell its commercial paper through an agent under a Depositary Agreement supported by an irrevocable direct-pay letter of credit issued by the Bank. Alternatively, the Trust can make revolving credit borrowings from the Bank evidenced by the Trust's promissory notes.

          In order to obtain more flexibility for its nuclear fuel acquisition program and because of favorable conditions in the commercial paper market, AP&L now proposes that the Trust enter into either (a) an amendment to the Credit Agreement increasing the maximum commitment thereunder to $250 million ("Amended Credit Agreement"), or (b) if alternative bank financing becomes available on more favorable terms, a new credit agreement in replacement of the Credit Agreement providing for a maximum commitment of $250 million ("Successor Credit Agreement").

          Under the terms of the Lease, the Trust may not amend the Credit Agreement or enter into any successor credit agreement without the consent of AP&L. Authorization is herein requested for AP&L to consent to the execution by the Trust of the Amended Credit Agreement or Successor Credit Agreement; provided, however, that (a) the Trust's combined obligations under the Amended Credit Agreement (or Successor Credit Agreement) and the outstanding Secured Notes shall at no time exceed the $250 million currently authorized by the Commission in this file, and
(b) all of the other terms and conditions of the Amended Credit Agreement (or Successor Credit Agreement) shall continue to be within the parameters authorized by the Orders."


Item 2.   Fees, Commissions and Expenses.

          The fees, commissions and expenses to be paid or incurred by AP&L in connection with the transactions described herein are not expected to exceed $12,000, including the $2,000 filing fee of the Commission, legal fees estimated not to exceed $7,500, and fees of Entergy Services, Inc., estimated not to exceed $2,500.


Item 3.   Applicable Statutory Provisions.

          AP&L believes that its participation in the transactions proposed herein is subject to Sections 9(a) and 10 of the Act and that no other Sections of the Act, including
Sections 6 and 7, are applicable.


Item 4.   Regulatory Approval.

          No state regulatory body or agency and no federal commission or agency other than the Commission has jurisdiction over the transactions proposed herein.


Item 5.   Procedure.

          Item 5 is hereby amended by adding the following at the end thereof:

          "AP&L hereby requests that the Commission's supplemental order authorizing AP&L to consent to the execution by the Trust of the Amended Credit Agreement or Successor Credit Agreement be entered on or before January 31, 1996. Pursuant to Rule 24(c)(1) under the Act, the Commission is requested to specify in its supplemental order that the transactions authorized thereby shall be carried out within one year of the issuance of the supplemental order.

          AP&L hereby waives a recommended decision by a hearing officer or any other responsible officer of the Commission; agrees that the Staff of the Division of Investment Management may assist in the preparation of the Commission's decision; and requests that there be no waiting period between the issuance of the Commission's supplemental order and the date on which it is to become effective."


Item 6.   Exhibits and Financial Statements.

          (a)  Exhibits:

                    *B-3(c)   Amended Credit Agreement or
                              Successor Credit Agreement.

                    *F-1(b)   Opinion of Friday, Eldredge &
                              Clark.

                    *F-2(b)   Opinion of Reid & Priest LLP.

                     H-2 Suggested form of notice of proposed transactions for publication in the
                              Federal Register.

          (b)  Financial Statements:

          The transactions proposed herein do not contemplate an increase in the amount of financing currently authorized by the Commission. Therefore, no financial statements are filed herewith.


*  To be filed by Rule 24 Certificate after execution of Amended
Credit Agreement or Successor Credit Agreement.

                           SIGNATURE

          Pursuant to the requirements of the Public Utility
Holding Company Act of 1935, the undersigned company has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.


                              ARKANSAS POWER & LIGHT COMPANY



                              By:   /s/ William J. Regan, Jr.
                                        William J. Regan, Jr.
                                   Vice President and Treasurer



Dated:  December 19, 1995